Exhibit 99.2

NewMarket Corporation Announces Pricing of its Tender Offer and Consent Solicitation for $150 Million in 8 7/8% Senior Notes

Richmond, Va., December 8, 2006 — NewMarket Corporation (NYSE:NEU) announced today that it has priced its previously announced tender offer and consent solicitation commenced on November 21, 2006 to purchase any and all of its 8 7/8% senior notes due 2010 (the “Existing Notes”) and that it has received the requisite consents to amend the indenture governing the Existing Notes in the manner proposed in NewMarket’s Offer to Purchase and Consent Solicitation Statement, dated November 21, 2006 (the “Offer to Purchase”). The terms and conditions of the tender offer and consent solicitation are included in the Offer to Purchase.

Pricing of Tender Offer and Consent Solicitation

The total consideration, excluding accrued and unpaid interest to, but not including, the date of purchase, for each $1,000 principal amount of Existing Notes validly tendered (and not validly withdrawn) prior to 5:00 p.m., New York City time, on December 5, 2006 (the “Consent Payment Deadline”), is $1,055.96, which includes a $30.00 consent payment. The total consideration for the Existing Notes was determined in accordance with standard market practice of pricing to May 1, 2007, the first date on which the Existing Notes may be redeemed at NewMarket’s option, at a fixed spread of 50 basis points over the bid side yield on the 4.375% U.S. Treasury Note due May 15, 2007, determined at 2:00 p.m., New York City time, on December 8, 2006, as displayed on the Bloomberg Government Pricing Monitor Page PX3. NewMarket currently expects that all Existing Notes tendered by the Consent Payment Deadline will be settled on December 12, 2006.

Holders who validly tender (and do not validly withdraw) their Existing Notes after the Consent Payment Deadline and prior to 5:00 p.m., New York City time, on December 21, 2006, will be eligible to receive the tender offer consideration, which equals $1,025.96. The tender offer consideration is the total consideration minus the consent payment of $30.00 per $1,000 principal amount of the Existing Notes.

In each case, holders who validly tender (and do not validly withdraw) their Existing Notes will receive accrued and unpaid interest up to, but not including, the date of purchase.

Receipt of Requisite Consents

The tender offer for the Existing Notes also includes a solicitation of consents of the holders of the Existing Notes to certain proposed amendments to eliminate from the indenture governing the Existing Notes substantially all of the restrictive covenants and certain events of default contained therein. As of the Consent Payment Deadline, tenders and consents were received with respect to $149,750,000 aggregate principal amount of the Existing Notes (99.83% of the total outstanding principal amount of the Existing Notes), which permitted NewMarket to execute the Fourth Supplemental Indenture with certain of its subsidiaries, as guarantors, and Wells Fargo Bank, National Association, as trustee, effectuating the proposed amendments to the indenture. The Fourth Supplemental Indenture will not become operative until the tendered Existing Notes are accepted for payment, which is expected to be on December 12, 2006. In addition, if the tender offer is terminated or withdrawn, the Fourth Supplemental Indenture will not become operative.

The tender offer is scheduled to expire at 5:00 p.m., New York City time, on December 21, 2006, unless extended or earlier terminated.

In addition to acquiring the requisite number of consents, the consummation of the tender offer is conditioned upon, among other things, the receipt of proceeds of a new debt financing by NewMarket, on terms acceptable to NewMarket, which proceeds, together with cash on hand, are sufficient to fund the tender offer. The tender offer is also subject to customary closing conditions. If any of the conditions are not satisfied, NewMarket is not obligated to accept for payment, purchase or pay for, or may delay the acceptance for payment of, any tendered Existing Notes, and may terminate the tender offer. Full details of the terms and conditions of the tender offer and consent solicitation are included in the Offer to Purchase.

Credit Suisse Securities (USA) LLC is acting as exclusive dealer manager and solicitation agent for the tender offer and the consent solicitation. The information agent and depositary for the tender offer is D.F. King & Co., Inc. Questions regarding the tender offer and consent solicitation may be directed to Credit Suisse, telephone number (800)-820-1653 (toll free) and (212)-325-7596 (call collect). Requests for copies of the Offer to Purchase and related documents may be directed to D.F. King & Co., Inc., telephone number (800)-859-8511 (toll free) and (212)-269-5550 (banks and brokerage firms). Detailed contact information for D.F. King & Co., Inc. is also provided in the Offer to Purchase.

This press release shall not constitute an offer to purchase, a solicitation of an offer to sell, or a solicitation of consents with respect to the Existing Notes. The tender offer and consent solicitation are made solely by means of the Offer to Purchase and the related Letter of Transmittal and Consent.

NewMarket Corporation through its subsidiaries, Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated chemical blends to market-general additive components, the NewMarket family of companies provides the world with the technology to make fuels burn cleaner, engines run smoother and machines last longer.

Safe Harbor Statement

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to: timing of sales orders; gain or loss of significant customers; competition from other manufacturers; resolution of environmental liabilities; changes in the demand for our products; significant changes in new product introduction; increases in product cost; the impact of fluctuations in foreign exchange rates on reported results of operations; changes in various markets; geopolitical risks in certain of the countries in which we conduct business; the impact of consolidation of the petroleum additives industry; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A, “Risk Factors” of our 2005 Annual Report on Form 10-K and in Item 1A, “Risk Factors” of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006, which are available to shareholders upon request.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect the company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

  David A. Fiorenza

  Investor Relations

  Phone: 804.788.5555

  Fax: 804.788.5688

  Email: investorrelations@newmarket.com